UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Amendment No. __________)

UNDER THE SECURITIES EXCHANGE ACT OF 1934

AMERICAN INTERNATIONAL VENTURES, INC.

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(Name of Issuer)

Common Stock, $.00001 Par Value

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(Title of Class of Securities)

02687C109

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(CUSIP Number)

Jack Wagenti  Joan Wagenti

6004 Tealside Court

Lithia, Florida 33547

813-944-2988

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(Name, Address and Telephone Number of Person to Receive

Notices and Communication)

October 17, 2011

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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d–1(b)

[X] Rule 13d–1(c)

[ ]   Rule 13d–1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 026687C109        SCHEDULE 13G                 PAGE 2 OF 4 PAGES

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1. NAME OF REPORTING PERSON: Jack Wagenti  Joan Wagenti

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

 (A) [  ]   (B) [  ]

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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION:  United States

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5.     SOLE VOTING POWER: 2,702,892

NUMBER OF    ------------------------------------------------------------

SHARES

6.     SHARED VOTING POWER: -0-

BENEFICIALLY   Joan Wagenti 1,601,446

              Jack Wagenti 1,101,446

OWNED BY       ------------------------------------------------------------

EACH

7.     SOLE DISPOSITIVE POWER:

REPORTING             Joan Wagenti 1,601,446

                                   Jack Wagenti 1,101,446

PERSON             ------------------------------------------------------------

WITH:

8.     SHARED DISPOSITIVE POWER: -0-

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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY

EACH REPORTING PERSON: 2,702,892

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

CERTAIN SHARES*                                          [   ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN

ROW (9):  13.97%

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12. TYPE OF REPORTING PERSON*:      IN

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CUSIP NO. 02687C109               SCHEDULE 13G                 PAGE 3 OF 4 PAGES

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ITEM 1. SECURITY AND ISSUER.

This statement relates to the common stock, par value $0.0001 per share (“Common Stock”), of American International Ventures, Inc., a Delaware corporation (“Issuer”). The address of the Issuer is 4058 Histead Way, Evergreen, Colorado 80439.

ITEM 2. IDENTITY AND BACKGROUND.

(a) This Schedule 13D is filed by Jack Wagenti, an individual.

(b) The address of the Reporting Person is 6004 Tealside Court, Lithia, Florida 33547.

(c) United States

(d) Common stock, par value $0.00001 per share

(e) CUSIP NO. 02687C109

ITEM 3. Not Applicable.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 2,702,892.

(b) Percent of class:13.97%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 2,702,892.

(ii) Shared power to vote or to direct the vote: 2,702,892.

(iii) Sole power to dispose or to direct the disposition of: 2,702,892.

(iv) Shared power to dispose or to direct the disposition of: 2,702,892.

ITEM 5. OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  ].

ITEM 6. OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10. MATERIALS TO BE FILED AS EXHIBITS.

ITEM 11. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 02687C109          SCHEDULE 13G                 PAGE 4 OF 4 PAGES

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 17, 2011

/s/ Jack Wagenti        /s/ Joan Wagenti

Jack Wagenti

          Joan Wagenti

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